Exhibit 99.1

News Release Sunoco, Inc. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: Immediately
Thomas Golembeski (media) 215-977-6298
Clare McGrory (investors) (investors) 215-977-6764

FREDERICK A. “FRITZ” HENDERSON JOINS SUNOCO

TO LEAD SUNCOKE ENERGY

Will become Chairman and CEO of SunCoke Energy Following

Planned Separation of Business From Sunoco

PHILADELPHIA, Sept. 2, 2010 — Sunoco, Inc. (NYSE: SUN) announced today that Frederick A. “Fritz” Henderson has joined the company as a senior vice president to help prepare for the previously announced separation of SunCoke Energy from Sunoco. Mr. Henderson, 52, former president and chief executive officer of General Motors, will become chairman and chief executive officer of SunCoke Energy upon completion of the separation.

As announced in June, Sunoco plans to separate SunCoke Energy from Sunoco as part of a strategy designed to unlock shareholder value. Sunoco plans to effect the separation in the first half of 2011, subject to market, regulatory and other conditions, and is currently reviewing a variety of potential separation transactions.

“I am very pleased that a leader of Fritz’s caliber will be joining Sunoco to lead SunCoke Energy,” said Lynn L. Elsenhans, Sunoco’s chairman and chief executive officer. “Fritz is an exceptionally gifted and highly experienced executive with the business and financial expertise needed to lead SunCoke Energy as an independent company and drive its global growth strategy. His broad global experience managing businesses in many of the world’s major markets will be invaluable.”

Commenting on his new position, Mr. Henderson said, “I am very excited by the prospect of leading SunCoke Energy at this pivotal time in its history. SunCoke is the leading independent coke producer in North America, and I see significant global growth potential for the company. I look forward to building upon the strong foundation that has already been established to pursue the exciting opportunities ahead.”

Michael J. Thomson, president of SunCoke since 2008, will assume the additional role of chief operating officer upon completion of SunCoke’s separation from Sunoco.

Mr. Henderson held a variety of management positions during his 25 years at General Motors. He joined the Company in 1984 and became group vice president of finance for GMAC in 1991. Mr. Henderson later worked within GM’s global component operations before being appointed GM vice president and managing director of GM do Brasil in 1997. In 2000, he was appointed group vice president and president of GM-LAAM (Latin America, Africa and Middle East) before becoming president of GM Asia Pacific in 2002 where he was successful in expanding operations in Korea and China. In 2004, Mr. Henderson was appointed chairman of GM Europe. He then became GM’s vice chairman and chief financial officer in 2006, then president and chief operating officer before being appointed president and chief executive officer in 2009.

Sunoco is a leading transportation fuel provider, with operations located primarily in the East Coast and Midwest regions of the United States. The company operates more than 4,700 branded retail locations that market transportation fuels and convenience store merchandise in 23 states. This retail network is principally supplied by Sunoco-owned refineries with a combined crude oil processing capacity of 675,000 barrels per day. Sunoco is also the General Partner and has a 33-percent interest in Sunoco Logistics Partners, L.P., a publicly traded master limited partnership which owns and operates 6,000 miles of refined product and crude oil pipelines and approximately 40 product terminals. Many of Sunoco Logistics’ pipelines and terminals and storage facilities are integrated with Sunoco’s retail network and refineries. Through SunCoke Energy, Sunoco makes high-quality metallurgical-grade coke for major steel manufacturers. The company’s facilities in the U.S. have the capacity to manufacture approximately 3.67 million tons of metallurgical coke annually. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year coke-making facility in Vitória, Brazil.

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